Exhibit 99.1

NEWS RELEASE

Contact:
Robert L. Johnson, Chairman & CEO	Dresner Corporate Services
Curt Kollar, CFO	Steve Carr
706-645-1391	312-780-7211
bjohnson@charterbank.net or	scarr@dresnerco.com
ckollar@charterbank.net

CHARTER FINANCIAL COMPLETES MERGER WITH
CBS FINANCIAL CORPORATION

West Point, Georgia, April 15, 2016 – Charter Financial Corporation (NASDAQ: CHFN) announced today the completion of its merger (the “Merger”) with Smyrna, Georgia-based CBS Financial Corporation (“CBS”) effective April 15, 2016, pursuant to the previously announced definitive Agreement and Plan of Merger (the “Merger Agreement”) between Charter Financial Corporation (“Company”) and CBS, dated as of December 3, 2015. Additionally, Community Bank of the South, a wholly-owned subsidiary of CBS which operated four branches in the Atlanta metropolitan area, has merged with and into CharterBank, a wholly-owned subsidiary of the Company. The combined Company has approximately $1.4 billion of total assets with 19 banking offices in west-central Georgia, east-central Alabama, and the Florida Gulf Coast.
Robert L. Johnson, Chief Executive Officer and Chairman of the Company and CharterBank said, “With the Merger now complete, we are very pleased with our expanded presence in the North Atlanta market. We now have over $500 million of deposits and operate eight branches in the Atlanta metropolitan area, with an additional banking location set to open in Buckhead in the coming months.”
Under the terms of the Merger Agreement, the Company acquired all of the outstanding shares of CBS common stock for $20.50 per share, with a total transaction value of approximately $58.8 million. Excluding one-time merger-related costs, the transaction is expected to be immediately accretive to the Company's earnings per common and diluted share. A more complete description of the Merger consideration is contained in our form 8-K, to be filed April 18, 2016 (the “8-K”), and in the Merger Agreement, incorporated by reference into Exhibit 2.1 to the 8-K from that certain Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on February 8, 2016.
Based on financial results as of December 31, 2015, the combined Company has total assets of approximately $1.4 billion, deposits of approximately $1.1 billion and loans of approximately $994.5 million.
Even though the Merger is complete, full conversion and integration of Community Bank of the South into CharterBank is not expected to be finished until July 2016. At this time, CBS clients should continue to conduct their banking business as usual, including but not limited to, using existing branches, debit cards, checks, ATMs and making loan payments until conversion is complete. The Company will notify all CBS clients of new procedures to follow as the conversion progresses.
“We are excited to officially be in business with Sylvia Hamby, our new Cobb County President, and her entire team,” Mr. Johnson said. “We are looking forward to working together to complete the bank merger and conversion and ultimately providing the best banking experience for our customers in the Smyrna and Marietta communities.”

Exhibit 99.1

About Charter Financial Corporation
Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. CharterBank is headquartered in West Point, Georgia, and operates branches in west-central Georgia, east-central Alabama, and the Florida Gulf Coast. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation. Investors may obtain additional information about Charter Financial Corporation and CharterBank on the internet at www.charterbk.com under About Us.
Forward-Looking Statements
This communication contains “forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the use of the words “anticipate,” “expect,” “believe,” “should,” “planned,” “estimated,” “working on,” “continue to,” “seek,” and “potential.” Forward looking statements are not historical facts but instead express management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. Risks and uncertainties to which these statements are subject include, but are not limited to, the following: the effect of any acquisition of other strategic initiatives that we determine to pursue; and the potential inability to promptly and effectively integrate the businesses of CharterBank and Community Bank of the South and effectively manage the new businesses and lending teams; changes in laws or regulations; and changes in general economic conditions. For additional information concerning factors that could cause actual conditions, events, or results to materially differ from those described in the forward-looking statements, the Company refers you to the section entitled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission.
The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.